Exhibit 99.1
News Release

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	January 25, 2010
ELS REPORTS FOURTH QUARTER RESULTS
Strong 2009 Core Performance; Maintains 2010 FFO Guidance Range
          CHICAGO, IL – January 25, 2010 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced results for the quarter and year ended December 31, 2009.
     a) Financial Results
          For the fourth quarter 2009, Funds From Operations (“FFO”) were $27.7 million, or $0.79 per share on a fully-diluted basis, compared to $20.6 million, or $0.67 per share on a fully-diluted basis for the same period in 2008. For the year ended December 31, 2009, FFO was $118.1 million, or $3.58 per share on a fully-diluted basis, compared to $97.6 million, or $3.20 per share on a fully-diluted basis for the same period in 2008.
          Net income available to common stockholders totaled $6.3 million, or $0.21 per share on a fully-diluted basis for the quarter ended December 31, 2009. This compares to net income available to common stockholders of $0.0 million, or $0.00 per share on a fully-diluted basis for the same period in 2008. Net income available to common stockholders totaled $34.0 million, or $1.22 per share on a fully-diluted basis for the year ended December 31, 2009. This compares to net income available to common stockholders of $18.3 million, or $0.74 per share on a fully-diluted basis for the year ended December 31, 2008.
          See the attachment to this press release for reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measure.
     b) Portfolio Performance
          Fourth quarter 2009 property operating revenues were $115.0 million, compared to $110.3 million in the fourth quarter of 2008. Our property operating revenues for the year ended December 31, 2009 were $479.3 million, compared to $419.3 million for the year ended December 31, 2008.
          For the quarter ended December 31, 2009, our Core property operating revenues increased approximately 3.7 percent and Core property operating expenses decreased approximately 0.1 percent, resulting in an increase of approximately 7.0 percent to income from Core property operations over the quarter ended December 31, 2008. For the year ended December 31, 2009, our Core property operating revenues increased approximately 2.9 percent and Core property operating expenses decreased approximately 1.2 percent, resulting in an increase of approximately 6.5 percent to income from Core property operations over the year ended December 31, 2008.
          For the quarter ended December 31, 2009, the Company had 34 new home sales (including nine third-party dealer sales); a 38.2 percent decrease as compared to the quarter ended December 31, 2008. Gross revenues from home sales were $2.1 million for the quarter ended December 31, 2009, compared to $3.6 million for the quarter ended December 31, 2008. Net loss from home sales and other was ($0.2) million for the quarter ended December 31, 2009, compared to a net loss from home sales and other of ($3.0) million for the same period last year. For the year ended December 31, 2009, the Company had 113 new home sales (including 28 third-party dealer sales), a 70.1 percent decrease compared to the same period in 2008. Gross revenues from home sales were $7.1 million for the year ended December 31, 2009, compared to $21.8 million for the same period in 2008. Net income from home sales and other was $0.8 million for the year ended December 31, 2009 compared to a net loss from home sales and other of ($5.7) million for the year ended December 31, 2008.
     c) Balance Sheet
          Our average long-term secured debt balance was approximately $1.6 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 5.93 percent per annum. Our unsecured lines of credit currently have an availability of $370.0 million. Interest coverage was approximately 2.4 times in the quarter ended December 31, 2009.
          During the quarter ended December 31, 2009, the Company closed on approximately $12 million of financing on one manufactured home property with an interest rate of 6.93 percent per annum, maturing in 2019. The Company also paid off four maturing mortgages totaling approximately $26.2 million, with a weighted average interest rate of 8.46 percent per annum.
          During the first half of 2010, the Company expects to close on approximately $64.2 million of financing on three manufactured home communities at a weighted average interest rate of 6.92 percent per annum, maturing in 10 years. We have locked rate with Fannie Mae on these loans. There can be no assurance such financings will occur or as to the timing and terms of such anticipated financing.
          The Company expects to satisfy its secured debt maturities of approximately $183 million occurring prior to December 31, 2010 with the proceeds from the financings of the three mortgages noted above and its existing cash balance, which is approximately $145 million as of December 31, 2009. The expected timing and amounts of the most significant payoffs are as follows: i) approximately $100 million in April of 2010 and ii) approximately $75 million in August of 2010.
          On December 29, 2009, a deed-in-lieu of foreclosure agreement, signed by the Company was sent to the loan servicer regarding our nonrecourse mortgage loan of approximately $3.6 million secured by Creekside. Creekside is a 165-site all-age manufactured home community located in Wyoming, Michigan that is included in our discontinued operations. The loan servicer has acknowledged receipt of our notice but has not taken any other action at this time.
     d) SEC Comment Letter
          On December 23, 2009, the Securities and Exchange Commission (“SEC”) sent us a letter with comments on our Proxy Statement and Form 10-K for the year ended December 31, 2008. The comments relate to income statement presentation, segment reporting, the transfer of inventory homes to fixed assets, revenue recognition policies related to right-to-use contracts, footnote disclosure of the Privileged Access acquisition, footnote disclosure of joint venture investments and disclosure of senior management bonus targets. We responded to the SEC’s letter on January 25, 2010.

     e) Guidance
          Guidance for 2010 FFO per share, on a fully-diluted basis, is projected to be in the range of $3.39 to $3.59 for the year ending December 31, 2010 and in the range of $0.98 to $1.08 for the quarter ending March 31, 2010. The Company estimates income from Core property operations, excluding property management expenses, is expected to grow from approximately 0.5 to 1.5 percent over 2009. Excluding property management expenses, the 2010 Core properties contributed approximately $271 million to income from property operations in 2009.
          The Company’s guidance ranges acknowledge the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2010 guidance include i) the mix of site usage within the portfolio; ii) yield management on our short-term resort sites; iii) scheduled or implemented rate increases on community and resort sites; iv) scheduled or implemented rate increases of annual payments under right-to-use contracts, v) occupancy changes; and vi) our ability to retain and attract customers renewing or purchasing right-to-use contracts. Results for 2010 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; iv) potential acquisitions, investments and dispositions; v) mortgage debt maturing during 2010; vi) changes in interest rates; and vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.
          Equity LifeStyle Properties, Inc. owns or has an interest in 304 quality properties in 27 states and British Columbia consisting of 110,364 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on January 26, 2010.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our Properties (including those recently acquired);

•	our ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that we may acquire;

•	our assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	in the all-age Properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	the completion of future acquisitions, if any, and timing with respect thereto and the effective integration and successful realization of cost savings;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional common stock;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the Properties previously leased by Privileged Access under Financial Accounting Standards Board Accounting Standards Codification Topic “Revenue Recognition” (prior authoritative guidance: Staff Accounting Bulletin No. 104, Revenue Recognition in Consolidated Financial Statements, Corrected); and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008
Property Operations:
Community base rental income	$63,488	$61,815	$253,379	$245,833
Resort base rental income	27,056	24,903	124,822	111,876
Right-to-use annual payments	12,372	12,921	50,765	19,667
Right-to-use contracts current period, gross	5,000	5,948	21,526	10,951
Right-to-use contracts, deferred, net of prior period amortization	(4,121)	(5,671)	(18,882)	(10,611)
Utility and other income	11,230	10,411	47,685	41,633

Property operating revenues	115,025	110,327	479,295	419,349

Property operating and maintenance	42,892	42,516	180,870	152,363
Real estate taxes	7,028	6,745	31,674	29,457
Sales and marketing, gross	3,370	4,018	13,536	7,116
Sales and marketing, deferred commissions, net	(1,194)	(2,046)	(5,729)	(3,644)
Property management	8,224	8,468	33,383	25,451

Property operating expenses	60,320	59,701	253,734	210,743

Income from property operations	54,705	50,626	225,561	208,606

Home Sales Operations:
Gross revenues from home sales	2,061	3,591	7,136	21,845
Cost of home sales	(1,865)	(5,095)	(7,471)	(24,069)

Gross (loss) profit from home sales	196	(1,504)	(335)	(2,224)
Brokered resale revenues, net	202	189	758	1,094
Home selling expenses	(393)	(1,146)	(2,383)	(5,776)
Ancillary services revenues, net	(170)	(531)	2,745	1,197

(Loss) income from home sales and other	(165)	(2,992)	785	(5,709)

Other Income and Expenses:
Interest income	1,336	1,529	5,119	3,095
Income from other investments, net	1,440	608	8,168	17,006
General and administrative	(4,625)	(5,069)	(22,279)	(20,617)
Rent control initiatives	(48)	412	(456)	(1,555)
Interest and related amortization	(24,243)	(24,826)	(98,311)	(99,430)
Depreciation on corporate assets	(179)	(124)	(1,039)	(390)
Depreciation on real estate and other costs	(17,107)	(16,529)	(69,049)	(66,193)

Total other expenses, net	(43,426)	(43,999)	(177,847)	(168,084)
Equity in income of unconsolidated joint ventures	289	308	2,896	3,753

Consolidated income from continuing operations	11,403	3,943	51,395	38,566

Discontinued Operations:
Discontinued operations	21	80	181	257
Gain (loss) from discontinued real estate	(37)	1	4,685	(79)

Income (loss) from discontinued operations	(16)	81	4,866	178

Consolidated net income	11,387	4,024	56,261	38,744

(Income) loss allocated to non-controlling interests:
Common OP Units	(1,021)	3	(6,113)	(4,297)
Perpetual OP Units	(4,039)	(4,040)	(16,143)	(16,144)

Net income (loss) available for Common Shares	$6,327	$(13)	$34,005	$18,303

Net income per Common Share – Basic	$0.21	$0.00	$1.23	$0.75
Net income per Common Share – Fully Diluted	$0.21	$0.00	$1.22	$0.74

Average Common Shares – Basic	30,145	24,765	27,582	24,466
Average Common Shares and OP Units – Basic	35,060	30,202	32,658	30,140
Average Common Shares and OP Units – Fully Diluted	35,248	30,505	32,946	30,498

Equity LifeStyle Properties, Inc.
(Unaudited)

	Quarters Ended		Year Ended
Reconciliation of Net Income to FFO and FAD	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(amounts in 000s, except for per share data)	2009	2008	2009	2008
Computation of funds from operations:
Net income (loss) available for Common Shares	$6,327	$(13)	$34,005	$18,303
Income (loss) allocated to common OP Units	1,021	(3)	6,113	4,297
Right-to-use contract sales, deferred, net (1)	4,121	5,671	18,882	10,611
Right-to-use contract commissions, deferred, net(2)	(1,194)	(2,046)	(5,729)	(3,644)
Depreciation on real estate assets and other	17,107	16,529	69,049	66,193
Depreciation on unconsolidated joint ventures	305	426	1,250	1,776
(Gain) loss on real estate	37	(1)	(5,488)	79

Funds from operations (FFO)	$27,724	$20,563	$118,082	$97,615

Non-revenue producing improvements to real estate	(4,699)	(4,803)	(17,649)	(15,319)

Funds available for distribution (FAD)	$23,025	$15,760	$100,433	$82,296

FFO per Common Share – Basic	$0.79	$0.68	$3.62	$3.24
FFO per Common Share – Fully Diluted	$0.79	$0.67	$3.58	$3.20

FAD per Common Share – Basic	$0.66	$0.52	$3.08	$2.73
FAD per Common Share – Fully Diluted	$0.65	$0.52	$3.05	$2.70

(1)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the sale of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales.

(2)	The Company is required by GAAP to defer recognition of the commission paid related to the sale of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the sale of right-to-use contracts. The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions.
Income from Property Operations Detail
(Amounts in thousands)

	Equity Lifestyle		Privileged Access		Consolidated
	Quarters Ended		Quarters Ended		Quarters Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008(1)	2009	2008
Community base rental income	$63,488	$61,815	$—	$—	$63,488	$61,815
Resort base rental income	24,037	22,422	3,019	2,481	27,056	24,903
Right-to-use annual payments	—	—	12,372	12,921	12,372	12,921
Right-to-use contracts current period, gross	—	—	5,000	5,948	5,000	5,948
Utility and other income	9,883	9,020	1,347	1,391	11,230	10,411

Property operating revenues, excluding deferrals	97,408	93,257	21,738	22,741	119,146	115,998

Property operating and maintenance	32,080	31,836	10,812	10,680	42,892	42,516
Real estate taxes	6,217	5,810	811	935	7,028	6,745
Sales and marketing, gross	—	—	3,370	4,018	3,370	4,018

Property operating expenses, excluding deferrals	38,297	37,646	14,993	15,633	53,290	53,279

Income from property operations, excluding deferrals and Property management	59,111	55,611	6,745	7,108	65,856	62,719

Right-to-use contract sales deferred, net	—	—	(4,121)	(5,671)	(4,121)	(5,671)
Right-to-use contract commissions deferred net	—	—	1,194	2,046	1,194	2,046

Income from property operations, excluding Property management	59,111	55,611	3,818	3,483	62,929	59,094

Property management					8,224	8,468

Income from property operations					$54,705	$50,626

(1)	Amounts included are from the period from August 14, 2008 to December 31, 2008. The Company acquired the operations of Privileged Access on August 14, 2008.

Equity LifeStyle Properties, Inc.
(Unaudited)
Income from Property Operations Detail
(Amounts in thousands)

	Equity Lifestyle		Privileged Access		Consolidated
	Year Ended		Year Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008(1)	2009	2008
Community base rental income	$253,379	$245,833	$—	$—	$253,379	$245,833
Resort base rental income	108,751	106,990	16,071	4,886	124,822	111,876
Right-to-use annual payments	—	—	50,765	19,667	50,765	19,667
Right-to-use contracts current period, gross	—	—	21,526	10,951	21,526	10,951
Utility and other income	41,875	39,421	5,810	2,212	47,685	41,633

Property operating revenues, excluding deferrals	404,005	392,244	94,172	37,716	498,177	429,960

Property operating and maintenance	132,378	134,728	48,492	17,635	180,870	152,363
Real estate taxes	28,125	28,110	3,549	1,347	31,674	29,457
Sales and marketing, gross	—	—	13,536	7,116	13,536	7,116

Property operating expenses, excluding deferrals	160,503	162,838	65,577	26,098	226,080	188,936

Income from property operations, excluding deferrals and Property management	243,502	229,406	28,595	11,618	272,097	241,024

Right-to-use contract sales deferred, net	—	—	(18,882)	(10,611)	(18,882)	(10,611)
Right-to-use contract commissions deferred net	—	—	5,729	3,644	5,729	3,644

Income from property operations, excluding Property management	243,502	229,406	15,442	4,651	258,944	234,057

Property management					33,383	25,451

Income from property operations					$225,561	$208,606

(1)	Amounts included are from the period from August 14, 2008 to December 31, 2008. The Company acquired the operations of Privileged Access on August 14, 2008.

	As Of	As Of
	December 31,	December 31,
	2009	2008
Total Common Shares and OP Units Outstanding:

Total Common Shares Outstanding	30,350,792	25,051,322
Total Common OP Units Outstanding	4,914,040	5,366,741

	December 31,	December 31,
	2009	2008
	(amounts in 000s)	(amounts in 000s)
Selected Balance Sheet Data:

Net investment in real estate	$1,908,447	$1,929,917
Cash and cash equivalents	$145,128	$45,312
Total assets	$2,166,319	$2,091,647

Mortgage notes payable	$1,547,901	$1,569,403
Unsecured lines of credit	$—	$93,000
Total liabilities	$1,711,892	$1,795,413
Perpetual Preferred OP Units	$200,000	$200,000
Total equity	$254,427	$96,234

Equity LifeStyle Properties, Inc.
(Unaudited)
Summary of Total Sites as of December 31, 2009:

Sites
Community sites (1)	44,400
Resort sites:
Annuals	20,700
Seasonal	8,900
Transient	8,900
Membership (2)	24,300
Joint Ventures (3)	3,100

110,300

(1)	Includes 165 sites from discontinued operations.

(2)	Sites primarily utilized by approximately 112,000 members.

(3)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.

	Quarters Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008
Manufactured Home Site Figures and Occupancy Averages:(1)

Total Sites	44,230	44,229	44,231	44,187
Occupied Sites	39,813	39,923	39,897	39,943
Occupancy %	90.0%	90.3%	90.2%	90.4%
Monthly Base Rent Per Site	$532	$516	$529	$513
Core(2) Monthly Base Rent Per Site	$532	$516	$529	$513

	Quarters Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008
Home Sales: (1) (Dollar amounts in thousands)

New Home Sales Volume (3)	34	55	113	378
New Home Sales Gross Revenues	$948	$3,065	$3,397	$19,013

Used Home Sales Volume (4)	229	105	747	407
Used Home Sales Gross Revenues	$1,113	$526	$3,739	$2,832

Brokered Home Resale Volume	151	151	612	786
Brokered Home Resale Revenues, net	$202	$189	$758	$1,094

(1)	Results of continuing operations, excludes discontinued operations.

(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The 2009 Core Portfolio includes all Properties acquired prior to December 31, 2007 and which have been owned and operated by the Company continuously since January 1, 2008.

(3)	Quarter and year ended December 31, 2009, includes nine and 28 third-party dealer sales, respectively. Quarter and year ended December 31, 2008, include eight and 71 third-party dealer sales, respectively.

(4)	Quarter and year ended December 31, 2009, includes one and seven third-party dealer sales, respectively. Quarter and year ended December 31, 2008, includes zero and one third-party dealer sale, respectively.

Equity LifeStyle Properties, Inc.
(Unaudited)

	First Quarter 2010		Full Year 2010
	Low	High	Low	High
Net Income and FFO per Common Share Guidance on a fully diluted basis (unaudited):

Projected net income (1)	$0.41	$0.51	$1.12	$1.32
Projected depreciation	0.49	0.49	1.93	1.93
Projected net deferral of right-to-use sales and commissions	0.08	0.08	0.34	0.34

Projected FFO	$0.98	$1.08	$3.39	$3.59

(1)	Due to the uncertain timing and extent of right-to-use sales and the resulting deferrals, actual net income could differ materially from expected net income.
Non-GAAP Financial Measures
          Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
          We define FFO as net income, computed in accordance with GAAP, excluding gains or actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the sale of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or actual or estimated losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. The Company computes FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.